EXHIBIT 99.1



                                    [PHOTO]



                                                                      ARCTIC CAT

                                                              2007 ANNUAL REPORT









                                                                              07




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[PHOTO -- FUN]

FINANCIAL HIGHLIGHTS

(In thousands, except per share amounts)
Arctic Cat Inc. Years ended March 31,         2007              2006             2005
---------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
Net Sales                                   $782,431          $732,794         $689,145
Operating Profit                            $ 31,933          $ 32,735         $ 40,035
Net Earnings                                $ 22,070          $ 23,746         $ 28,299
Earnings Per Diluted Share                  $   1.15          $   1.20         $   1.36
Average Diluted Shares Outstanding            19,128            19,828           20,794
Net Margin                                       2.8%              3.2%             4.1%
Total Assets                                $326,204          $311,236         $291,733
Long-Term Debt                              $      0          $      0         $      0
Shareholder's Equity                        $192,221          $189,365         $185,510
Shareholder's Equity Per Share              $  10.47          $   9.75         $   9.23

PERCENT OF SALES
BY PRODUCT LINE

[PIE CHART]

                           07       06      05
                           -------------------
All Terrain Vehicles       55%      54%     49%
Snowmobiles                32%      32%     37%
Parts, Garments
& Accessories              13%      14%     14%


[BAR GRAPH]

                NET SALES         NET EARNINGS      EARNINGS PER SHARE
              (in millions)      (in millions)          (diluted)
05                $689.1             $28.3                $1.36
06                $732.8             $23.7                $1.20
07                $782.4             $22.1                $1.15


CORPORATE PROFILE
ARCTIC CAT INC., based in Thief River Falls, Minnesota, designs, engineers, manufacturers and markets snowmobiles and all-terrain vehicles (ATVs) under the Arctic Cat(R) brand name, as well as related parts, garments and accessories. Arctic Cat markets its productS through a network of independent dealers located throughout the United States, Canada and Europe, and through distributors representing dealers in Europe, the Middle East, Asia and other international markets. The company trades on the Nasdaq Global Select Market under the symbol ACAT. For more information, please visit Arctic Cat's website at www.arcticcat.com.

ABOUT THE COVER:
Arctic Cat's new 700 Diesel Super Duty runs on six kinds of fuel and is the industry's first biodiesel-compatible ATV ever built. The 700 Diesel reflects our stewardship goal to be the environmental leader in all of our markets. It meets all federal and California emissions regulations and is up to 50 percent more fuel efficient than comparably powered gas ATVs.

[PHOTO -- RUGGED]

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NOW THE LARGEST
    U.S. SNOWMOBILE MANUFACTURER

Due to our continuing innovation and technology leadership, Arctic Cat is now the largest U.S. snowmobile manufacturer for the first time in our history. Demand for our extensive and high-performance line of parts, garments and accessories has contributed to our growth. Riders can customize Arctic Cat sleds to fit their individual needs, with options including SpeedRackTM cargo boxes, touring packages, windshields, and customized accessories, among others.

Whether riders prefer to race, climb mountains or ride trails, Arctic Cat offers an extensive, high-quality line of durable, performance clothing, helmets and accessories.
[PHOTO -- FAST]

[PHOTO -- AGILE]


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[PHOTO -- CHRISTOPHER A. TWOMEY]


TO OUR SHAREHOLDERS

WE ACHIEVED OUR SEVENTH CONSECUTIVE YEAR OF RECORD SALES IN FISCAL 2007 AND REPORTED SALES GAINS ACROSS ALL PRODUCT LINES, DESPITE A CHALLENGING AND INTENSELY COMPETITIVE YEAR IN OUR BUSINESS.

We also succeeded in gaining further all-terrain vehicle (ATV) and snowmobile market share, as our retail sales continued to outpace sales in these industries. However, difficult snowmobile market conditions caused by another year of poor snow in the Midwest and East led to increased sales incentive programs on snowmobiles, which dampened our overall profitability.

Arctic Cat's full-year net sales increased 7 percent to $782.4 million compared with $732.8 million last fiscal year. Full-year net earnings totaled $22.1 million, or $1.15 per diluted share, including $0.08 per diluted share for the non-cash expense of stock options in accordance with SFAS 123(R). The company reported prior-year net earnings of $23.7 million, or $1.20 per diluted share, which did not include the non-cash expense of stock options.

During fiscal 2007, we repurchased approximately 1.1 million shares of the company's common stock, reflecting the board of directors' belief that the company's stock remains a good investment and as part of our ongoing commitment to enhance shareholder value. Arctic Cat has approximately $10.8 million remaining on its current $20 million share repurchase authorization. The company ended the fiscal year with a strong balance sheet, including $75 million in cash and no long-term debt.

MORE ATV INDUSTRY "FIRSTS"
ATV sales rose 9 percent to $431.5 million, primarily due to strong contributions from our Prowler(R) utility vehicle, which was named "Best Trail Recreational Side-by-Side." The company also benefited from increased international ATV sales, as we succeeded in establishing our international dealer-direct distribution network in all major European markets during fiscal 2007. We believe the "on road" European ATV market represents a significant opportunity to expand our business.

Another highlight during the fiscal year was the start of engine manufacturing at our new facility in St. Cloud, Minn., which we opened for strategic reasons in order to be first-to-market with the engines consumers want. This facility also will enable us to increase our operational efficiency, profitability and manufacturing flexibility. We began producing one model of ATV engine at this site. We plan to expand the number of engine models we produce in St. Cloud and add new ATV engines to Arctic Cat's model line during fiscal 2008. Among them will be our new Thundercat(R) 1000, which offers the largest displacement ATV engine in the industry. We introduced the Thundercat 1000 in June 2007. This ATV exemplifies the innovative, technology leading engines Arctic Cat can now make at our St. Cloud facility that are not available any place else in the market.

Arctic Cat also is setting new standards by offering the industry's first biodiesel-compatible ATV, with the introduction of our new Diesel 700 model. This machine reflects our stewardship goal to be an environmental leader in all of our markets. It is ideally suited for use with our line of SPEEDPointTM farming and landscaping attachments, making the machine highly functional and versatile across a broad range of applications.

Looking ahead, we expect ATV growth to be driven by continued strong sales of the Prowler UTV, increased international penetration and the introduction of new, industry leading ATV products. We are excited about our ATV growth momentum and plans.

THE #1 U.S. SNOWMOBILE MANUFACTURER
As expected, our full-year snowmobile revenues were higher in fiscal 2007 than a year ago, fueled by the largest new model introduction in Arctic Cat's history. Approximately 80 percent of our 2007 model line-up was comprised of brand new models. With the 2008 model year introductions, nearly all of our snowmobile models are new within the last two years. These innovative products have helped drive retail sales of Arctic Cat's sleds despite a lack of snow in key regions. As a result, for the 2007 fiscal year, the company's snowmobile sales rose 4 percent to $247.0 million.

For the first time, Arctic Cat is now the largest-selling U.S. manufacturer of snowmobiles. We continued to gain market share during the fiscal year, as Arctic Cat's retail snowmobile sales outpaced the industry's overall retail sales in fiscal 2007 on the strength of our exciting, new products. In recognition of our snowmobile innovation, three 2007 Arctic Cat sleds were named as the year's top sleds: the Jaguar Z1, with the first 4-stroke engine built specifically for snowmobiles; the F8 Sno Pro(R); and the M1000 mountain sled, which offers an industry leading power-to-weight ratio.

CONTINUED PG&A GROWTH
Our full-year parts, garments and accessories sales increased 4 percent to $103.9 million, mostly due to higher sales of ATV parts and accessories. We believe the ATV accessory market offers significant opportunities for future growth and we plan to concentrate on further building our PG&A business in the ATV market. We also know that snow-related PG&A products can substantially enhance sales when our customers see snow.

STRATEGIES TO IMPROVE GROWTH & PROFITABILITY
Although Arctic Cat's revenues in fiscal 2007 reached an all-time high, we are not satisfied with our bottom-line results. We have taken several strategic actions that are designed to improve our long-term profitability and growth prospects.

First, we reduced our workforce by 4 percent in February 2007 to lower the company's cost structure and align our resources with the current market conditions, particularly for snow-related products.


                          ARCTIC CAT 2007 ANNUAL REPORT
                                        2


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Second, we announced plans for a one-time, 30 percent reduction in snowmobile production during fiscal 2008. This adjustment will help our dealers lower their snowmobile inventory levels to more closely match anticipated consumer demand in the year ahead. We have taken this action because the lack of snowfall for 10 consecutive years in various regions of North America has led to lower industrywide, retail snowmobile sales and slightly higher dealer inventories.

In fiscal 2007, as in past years, the areas of North America that received good snow conditions experienced strong growth in retail sales by as much as 20 percent to 60 percent. However, in the rest of the country, where snow was sparse or non-existent, retail sales declined and our dealers' inventories have risen slightly. As a result, this year we decided to ask those dealers with increased inventories to order fewer units in fiscal 2008, in order to bring their inventories in line with demand. As inventories decline next year, we expect dealers to increase their snowmobile orders modestly. The newness of our entire snowmobile line-up means that even our dealer carryover inventory is fresh and should sell well with snow.

Overall, we continue to be excited about the snowmobile business. Our customer research and sales patterns show that there is pent-up demand among customers who are simply waiting for snow. We plan to keep investing in this business at levels that allow us to maintain our technological leadership and competitive position, while realistically reflecting the current size of the market.

Our third strategic initiative is one that has been ongoing, however, we have sharpened our focus on generating greater savings from global, low-cost sourcing. This procurement effort is being led by cross-functional teams from operations, engineering and quality. Our goal is to improve the company's profitability through increased global sourcing, while maintaining our high quality standards. As a result of this initiative, we already have identified opportunities to reduce our costs by more than $8 million in fiscal 2009, with additional opportunities in fiscal 2010.

Fourth, we announced our plan to reorganize Arctic Cat into three separate business units for ATVs, snowmobiles and PG&A. Each business unit will be led by a general manager with profit and loss responsibilities. This reorganized structure will enable the company to better focus on profitably growing each business.

In a related move, we also announced the planned relocation of our corporate headquarters, certain corporate executives, general managers, and sales and marketing personnel to the Minneapolis area by the fall of 2007. The company's manufacturing operations will remain in their existing locations and will not be affected. The reorganization and corporate headquarters move is anticipated to cost approximately $1.6 million after tax, or $0.09 per diluted share, in fiscal 2008; half of this amount is expected to be a one-time expense. The new location will improve the company's operating efficiencies by placing corporate personnel closer to key business partners.

BOARD OF DIRECTOR CHANGES
William Hagen, who was one of our founding directors, retired from Arctic Cat's board in fiscal 2007. We are grateful for his many years of dedicated service and countless contributions, and we wish him well. We also welcomed incoming board member David A. Roberts, who serves as chairman, president and chief executive officer of Carlisle Companies. David brings tremendous global, diversified manufacturing expertise that will serve Arctic Cat's shareholders well, as we seek to expand our presence in the power sports industry in North America and internationally. Arctic Cat currently has eight board members, of which the majority are independent directors.

FOCUSED ON LONG-TERM RESULTS
Although we anticipate that the year ahead will be challenging, we remain excited about Arctic Cat's significant opportunities for growth and efficiency.

Going forward, we expect continued strong revenue gains in our ATV business in fiscal 2008 and beyond, driven by the Prowler, new model introductions and increasing international ATV sales. With our international ATV distribution network now in place, we expect strong double-digit international growth in fiscal 2008. We also expect to modestly and profitably grow our snowmobile business, after a one-time production adjustment this fiscal year. As a result of this action, however, we are expecting lower net sales in the range of $710 million to $736 million in fiscal 2008.

Yet, the company is well-positioned to gain further market share across our businesses, as we did in fiscal 2007. Arctic Cat will continue to offer the best-in-class products that our customers want and that we are passionately committed to delivering. And we are confident that the strategic initiatives underway will generate increased revenues, improved profitability and greater shareholder value for the long-term.

I look forward to updating you on our progress.

Sincerely,

/s/ Christopher A. Twomey

CHRISTOPHER A. TWOMEY
Chairman and
Chief Executive Officer

[PHOTO -- ACTION]                   [PHOTO -- PERFORMANCE]


                          ARCTIC CAT 2007 ANNUAL REPORT
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GAINING ATV MARKET SHARE
    BY OFFERING THE BEST ATVS

Since 1996, Arctic Cat's sales have continually outpaced the growth of the ATV industry and we've gained market share. Contributing to our recent growth is our acclaimed Prowler(R) UTV, a multi-purpose, side-by-side performance utility vehicle. A quieter 2008 model Prowler is available with a 650 H1 engine or the new 700 H1 engine, both manufactured by Arctic Cat at our new state-of-the-art facility in St. Cloud, Minn. Our comprehensive line of ATVs also includes the all-new Thundercat(R) 1000, which is the most powerful ATV ever built and features the new H2 engine from Arctic Cat. Regardless of size, Arctic Cat's ATVs continue to offer best-in-class suspension travel, ground clearance, rack and fuel capacity, and towing power, as well as outstanding performance, style and versatility.


[PHOTO - WORK]
The powerful 700 EFI's electric shift-on-the-fly takes you from two-wheel drive to four-wheel drive with the flip of a switch.


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Arctic Cat's race-bred suspension with "ride-in" calibration improves handling control by automatically lowering a rider's seat height and center of gravity up to 2 inches, without affecting ground clearance.
[PHOTO -- HANDLING]

[PHOTO -- RIDE]

[PHOTO -- DRIVEN]

The 650 H1, powered by an Arctic Cat-built 4-stroke 650 Hemi engine, delivers best-in-class performance.
[PHOTO -- OUTPERFORM]


                          ARCTIC CAT 2007 ANNUAL REPORT
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[PHOTO -- POWERFUL]
Our new 1000 snowmobile engine is a 2-stroke locomotive offering the best of both worlds - improved power with reduced fuel consumption. The 1000 is available on our F Series high-performance, M Series and CrossfireTM performance crossover models.

[PHOTO -- UNPARALLELD]

[PHOTO -- LEAD]

[PHOTO -- SPEED]
A new deluxe gauge does it all, providing digital or analog speed, tachometer, odometer, trip meters, clock, fuel indicator, altimeter, reverse indicator, warning lights and a Cat CommTM communication system.


THE LEADER IN
    SNOW INNOVATION

Our exciting new 2008 model snowmobile line-up builds on our legacy of snowmobile innovation. We've completely revamped our line-up within the past two years in order to offer riders even greater power, comfort, performance handling and fuel efficiency than ever before. Our award-winning sleds offer many industry "firsts," such as our introduction of the Twin Spar Chassis, which places riders in an ideal, ergonomic position. This new chassis is the backbone of our F Series, Jaguar and Touring sleds. Our snowmobiles also offer industry-leading features such as adjustable seats, handlebars and footrests, push-button reverse, and heated seats, just to name a few. No wonder a growing number of riders prefer Arctic Cat.


                          ARCTIC CAT 2007 ANNUAL REPORT
                                        6


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[PHOTO -- PRECISION]
The CrossfireTM performance crossover model provides the perfect combination of power and agility, no matter what the terrain.

[PHOTO -- INNOVATIVE]


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                                    [PHOTO]


[PHOTO -- VERSATILE]
Plowing, hauling, mowing, digging and a myriad of other activities are made easier with Arctic Cat's exclusive SpeedRackTM mounted accessories and SPEEDPointTM pull-behind attachments.

[PHOTO -- CUSTOMIZED]


VERSATILITY THAT TAKES
    YOU TO THE NEXT LEVEL

Talk about versatility. Adding Arctic Cat's extensive ATV accessories to our new 700 Diesel Super Duty makes it three machines in one. Ride it solo or pull two pins and replace the rear SpeedRackTM with a comfortable passenger seat or attach a heavy-duty cargo box. It can be hooked up to any SPEEDPointTM accessory
- the plow, disc, harrow, cultivator, sprayers and more. And it runs on six kinds of fuel, including biodiesel.


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CORPORATE INFORMATION

BOARD OF DIRECTORS

ROBERT J. DONDELINGER(+o)
Chairman,
Northern Motors
Thief River Falls, MN

MASAYOSHI ITO
General Manager
America/Europe Motorcycle
Marketing Department,
Suzuki Motor Corporation
Hamamatsu, Japan

SUSAN E. LESTER(*o)
Private Investor
Director of First Community
Bancorporation and
Bremer Investment Funds, Inc.
Minneapolis, MN

WILLIAM G. NESS
Vice Chairman,
Arctic Cat Inc.
Hudson, WI

GREGG A. OSTRANDER(*+x)
Chairman, President and
Chief Executive Officer,
Michael Foods, Inc.
Minneapolis, MN

DAVID ROBERTS(+o)
Chairman, President and
Chief Executive Officer,
Carlisle Companies
Charlotte, NC

KENNETH J. ROERING(*ox)
Professor,
Carlson School of Management,
University of Minnesota
Minneapolis, MN

CHRISTOPHER A. TWOMEY
Chairman, President and
Chief Executive Officer,
Arctic Cat Inc.
Thief River Falls, MN


* Audit Committee Member
+ Compensation Committee Member
o Governance Committee Member
x Stock Grant Subcommittee Member


OFFICERS

CHRISTOPHER A. TWOMEY
Chairman, President and
Chief Executive Officer

TIMOTHY C. DELMORE
Chief Financial Officer
and Secretary

TERRY J. BLOUNT
Vice President -
Human Resources

RONALD G. RAY
Vice President -
Operations

ROGER H. SKIME
Vice President -
Research & Development

OLE E. TWEET
Vice President -
New Product Development


CORPORATE HEADQUARTERS
601 Brooks Avenue South
Thief River Falls, MN 56701
218-681-8558

LEGAL COUNSEL
Robins, Kaplan, Miller
& Ciresi L.L.P.
Minneapolis, MN

Ihle & Sparby, P.A.
Thief River Falls, MN 56701

AUDITOR
Grant Thornton LLP
Minneapolis, MN

COMMON STOCK
AND PERFORMANCE GRAPH
Arctic Cat's common stock is traded on the Nasdaq Global Select Market under the symbol "ACAT." A performance graph comparing the performance of the Company's Common Stock on the NASDAQ Global Select Market to the S&P Index and the Recreational Vehicles Index is included in the Company's Proxy Statement for the Annual Meeting of Shareholders to be held August 8, 2007, which accompanies this Annual Report.

SHAREHOLDER ASSISTANCE
If you change your address, or if you have questions about payment of dividends, combining two or more accounts, duplicate mailings, changes in registration or lost stock certificates, please contact our Transfer Agent and Registrar.

Wells Fargo
Shareowner Services
161 N. Concord Exchange
South St. Paul, MN 55075
1-800-689-8788
matthew.d.paseka@wellsfargo.com

FURTHER INFORMATION
Shareholders may obtain a copy of the 2007 Form 10-K report, including the financial statements, without charge upon written request to:

Timothy C. Delmore
Secretary
Arctic Cat Inc.
601 Brooks Avenue South
Thief River Falls, MN 56701

INTERNET ACCESS
To view the company's financial information, products, specifications and dealer locations, access Arctic Cat on the Internet at: www.arcticcat.com


The Nancekivell Group   www.nancekivell.com


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[ARCTIC CAT LOGO]

601 Brooks Avenue South
Thief River Falls, MN 56701
www.arcticcat.com